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                                                                  EXHIBIT (4)(c)

October 26, 2004

Ms. Suzanne Swits

Wells Fargo Bank, N.A.
Vice President Account Management
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

Subject: Appointment of Wells Fargo as Rights Agent

Ms. Swits:

By this letter, I, Douglas M. Ventura, Executive Vice President Operations, General Counsel and Secretary, appoint Wells Fargo Bank, N.A., as Rights Agent for The Reynolds and Reynolds Company Amended and Restated Shareholder Rights Agreement (the"Rights Agreement"), effective as of the date of your acceptance on page 2 of this letter. This appointment is made pursuant to Section 21 of the Rights Agreement. The appointment is being made following the termination of Mellon Investor Services, LLC as Rights Agent under the same Rights Agreement.

We appreciate your agreeing to serve as our Rights Agent, and we look forward to continuing to do business with you in your capacity as Rights Agent and Transfer Agent.

Please acknowledge your acceptance of this appointment by signature below, and return one original of this letter to me at the address above.

Sincerely,

Douglas M. Ventura

DMV/ksb

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Suzanne Swits
Page 2
October 26, 2004

I hereby acknowledge and accept this appointment on behalf of Wells Fargo Bank,
N.A.:

Name: _______________________________     Signature: ___________________________

Title:_________________________________________ Date:___________________________